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                                                                   EXHIBIT 10.16

                                PROMISSORY NOTE

$1,200,000                                        As of August 18, 2000

     The undersigned Michael Tardif (the "Obligor"), hereby promises to pay to the order of StorageNetworks, Inc., a corporation organized under the laws of the State of Delaware ("StorageNetworks"), the principal amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000). The unpaid principal shall bear interest at the rate of 6.62% per annum (computed on the basis of a 365-day year).

     Principal shall be payable as follows: $300,000 on August 18, 2001, $300,000 on August 18, 2002, $300,000 on August 18, 2003 and $300,000 on August
18, 2004. Obligor shall also pay all interest accrued to date on the date of each such principal payment. Notwithstanding the foregoing, in the event Obligor's employment with StorageNetworks is terminated for any reason, all unpaid principal and accrued interest shall immediately become due and payable. All payments shall be made at the principal offices of StorageNetworks. This Promissory Note shall be secured by a mortgage on the Obligor's principal residence at 189 Cliff Road, Wellesley, MA. The terms and conditions of such mortgage are incorporated by reference herein. This Promissory Note may, without penalty, be prepaid in full or in part at any time. This Promissory Note shall be with full recourse to the Obligor.

     The Obligor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance or performance or enforcement of this Promissory Note. If the Obligor fails to pay principal or interest when due, the Obligor will pay to the holder amounts sufficient to cover the costs of collection, including, without limitation, reasonable attorneys' fees and disbursements. In addition, any payment more than ten (10) days overdue will bear interest thereafter at the otherwise applicable rate plus 3% per annum. In addition to the foregoing, StorageNetworks may offset amounts due hereunder against any amounts owing by StorageNetworks to the Obligor, including amounts owing under any supplemental retirement or similar programs, to the extent legally permissible. No delay or omission on the part of StorageNetworks in exercising any right hereunder shall operate as a waiver of such right or of any other right of StorageNetworks, nor shall any such delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

     This Promissory Note shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and shall have the effect of a sealed instrument.

     IN WITNESS WHEREOF, the undersigned has dully executed this Promissory Note as his free act and deed as of the date and year first above written.

                                           /s/ Michael Tardif
                                           ---------------------------
                                           Michael Tardif